Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES ENGINE VERTICAL INTEGRATION INITIATIVE
Loudon, TN - November 14, 2016 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced it has entered into an engine supply agreement with General Motors for the supply of engine blocks, which Malibu will marinize for use in its Malibu and Axis branded performance sports boats. The agreement, running through 2023, provides Malibu with the next significant opportunity for cohesive design and vertical integration allowing for superior quality, customization and performance in its Malibu and Axis branded boats. Malibu expects to begin using the engines as early as in its model year 2019 boats.
"This is an exciting time for Malibu Boats as we commence our next major vertical integration initiative, marinizing our own engines,” said Jack Springer, Malibu's Chief Executive Officer. “With our track record of successful vertical integration efforts, producing our engines was the next logical step. Further, we are thrilled to have GM as our partner in this effort, with its high quality standards and deep history in supplying engine blocks. Our goal, as always, is to deliver the ultimate on-the-water lifestyle for our customers, and by integrating the marinization of our engines, we will now control the design and performance of our engines, making them unique to Malibu and Axis boats.”
Mr. Springer continued, "This investment is consistent with our long-term strategy of identifying positive return vertical integration initiatives to better control our business and create attractive financial returns. We are confident that the team we have built and the partnerships we have incubated over the past few years position us for great success on this project. Our plan currently calls for us to invest up to $18 million over the next three years to provide the most reliable and best performing inboard engines in the industry.”
To facilitate the marinization of engines, Malibu recently closed on the acquisition of a 70,000 square foot facility adjacent to its boat manufacturing operations in Loudon, TN.
Strategic and Financial Benefits
•Control and Direct Relationship: This initiative provides Malibu with the ability to control the design, performance and customization of its future engine offerings, providing the Company with direct access to the engine block manufacturer that has been supplying the industry for decades.
•Unique Capabilities: Malibu is partnering with one of the most respected names in the industry in GM and we believe we have one of the best engineering teams in the industry for engine development. Once operational, we believe Malibu’s inboard engine manufacturing business will be the largest in the industry, providing the Company with immediate operational advantages of scale. Our scale, along with our engineering team, will provide Malibu with the ability to provide an affordable and unique offering to the Company’s dealers and retail customers.
•Compelling Financial Benefits: The Company is targeting an approximate three-year payback on its investment. We expect our engine initiative to be accretive to Adjusted EBITDA margin and earnings per share in its first fully operational year.
About Malibu
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release

Exhibit 99.1

regarding the expected timeline for integrating the engines into Malibu and Axis boats, the expected payback period for the investment in the engine development initiative, and the expected financial returns to Adjusted EBITDA and earnings per share of the vertical integration effort.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our ability to efficiently integrate the marinization of engines into our production process, general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future.

Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise.

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer (865) 458-5478

Zac Lemons
Investor Relations
(865) 458-5478
InvestorRelations@MalibuBoats.com